Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO’S FOURTH QUARTER NET INCOME UP THREE-FOLD FROM YEAR AGO;

2006 BUDGET SET AT $725 MILLION—BIG YEAR EXPECTED;

POGO’S RESERVES GROW LARGER FOR 14TH STRAIGHT YEAR;

20% INCREASE IN QUARTERLY DIVIDEND DECLARED

HOUSTON, TX. – January 24, 2006 – Pogo Producing Company (“PPP”—NYSE) recorded fourth quarter 2005 net income of $114,500,000, or $1.98 per share, on revenues of $419,577,000, compared to net income in the fourth quarter of 2004 totaling $38,313,000, or $0.60 per share, on revenues of $231,014,000.  For the full year of 2005, Pogo’s net income was $750,703,000, or $12.43 per share, on revenues of $1,225,699,000 ($290,069,000, or $4.80 per share, when excluding the income attributable to Pogo’s Thailand interests which were sold in the third quarter 2005), compared to the full year of 2004 when net income was $261,754,000, or $4.10 per share, on revenues of $976,555,000 ($249,035,000, or $3.90 per share, when excluding the discontinued operations).

Discretionary cash flow in the fourth quarter and the full year of 2005 was $254,046,000 and $837,497,000, respectively, compared to discretionary cash flow of $179,187,000 in the fourth quarter and $753,466,000 in the full year of 2004.  Net cash provided by operating activities during the fourth quarter and full year of 2005 was $206,597,000 and $845,537,000, respectively, compared to $165,866,000 and $738,715,000 for the same time periods in 2004.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen, said, “We are proud of the successful completion of Pogo’s ambitious set of 2005 strategic initiatives.  Pogo is becoming a new, and stronger, company.  Paramount among our successes is the significant upgrading of Pogo’s future exploration prospectivity resulting from the August 17, 2005 closing of the sale of our Gulf of Thailand license interests plus the September 27, 2005 closing of the purchase of Northrock Resources.  We foresee many years of active drilling emanating from Northrock’s excellent inventory of Canadian properties.  Pogo also successfully placed $500 million of 6 7/8% senior subordinated debt on September 21, 2005, and expanded the capacity of its bank facility by an additional $250 million, to $1 billion.”

2006 CAPITAL SPENDING, EXPLORATION BUDGET SET AT $725 MILLION

Pogo’s Board of Directors today approved a Capital and Exploration Budget for 2006 of $725 million, covering Pogo’s activities worldwide, including the drilling of 451 gross wells.  The grand total of all of Pogo’s 2005 capital, exploration and acquisition spending was $2,239,224,000.  Net of all acquisition expenses, Pogo utilized some $410,424,000 on ordinary capital and exploration projects during 2005.

OIL AND GAS RESERVES REACH ALL-TIME HIGH

By a combination of drilling additions and revisions, as well as acquisitions, Pogo added proven equivalent oil and natural gas reserves of 761.6 billion cubic feet equivalent (bcfe).  Thus, net of the Thailand asset sale, Pogo replaced an estimated 268% of its 2005 production of 156.8 bcfe.  Obviously, reserves replacement results were impacted greatly by the sale of an estimated 340.8 bcfe of proven reserves in Thailand in August, and the acquisition of an estimated 604.1 bcfe of reserves in Canada in September.  Pogo’s year-end 2005 estimated equivalent proven oil and natural gas reserves, as calculated by Pogo’s independent engineering consultants, rose to a record total of 2.042 trillion cubic feet equivalent (tcfe), some 657.2 bcfe of which is in Canada.  Thus, Pogo grew its 2005 year end reserves, company-wide, by 15%, which marks Pogo’s fourteenth consecutive year of positive reserves growth.

Including the addition of 29.5 bcfe of proven reserves in some smaller 2005 acquisitions, as well as the large Northrock Resources acquisition, Pogo made total purchases of 633.6 bcfe of proven reserves during 2005 for $1,828,800,000, an average cost of about $2.89 per thousand cubic feet equivalent (mcfe) of all acquired proven reserves.  The balance of Pogo’s capital spending, excluding those acquisitions, resulted in the addition of 128.0 bcfe of proven reserves at an average cost of $3.21 per mcfe.

POGO ENJOYED 93% DRILLING SUCCESS IN WESTERN U.S. REGION

Pogo and its joint venture partners drilled 210 gross wells in the western United States in 2005, 196 of which were successfully completed as producers, a success rate of over 93%.  Moreover, 23 additional Permian Basin wells were in various stages of being drilled, completed or tested as the year came to an end.  In the fourth quarter alone, 37 Permian Basin wells were drilled, 35 successfully.  Among the more successful Permian Basin areas was the Wheeler field in Wheeler County, Texas.  The Stiles No. 6-25 well, 90% Pogo owned, was drilled to 15,800 feet subsurface, encountering several separate Atoka Wash and Granite Wash pay sands.  That well is now on production and it has stabilized at a rate of 1.6 million cubic feet per day

(mmcf/d).  Also in the Wheeler field, the Britt No. 7-26 well, 95% Pogo owned, encountered Granite Wash and Atoka Wash pays that are expected to be commingled into a single production stream.  Until that commingling occurs, the well is producing at a rate of 1.7 mmcf/d from a deeper Morrow formation completion.  Another Wheeler area well, the 100%-owned Thomas No. 4-3 well, encountered all three of the same pay horizons and will be expected to produce at a rate of about 2 mmcf/d.  Four to six more 2006 wells targeting the Morrow formation are planned for the Wheeler field area.

In the San Juan Basin area of northwestern New Mexico, three more successful wells were drilled in the fourth quarter, bringing to 12 the number of successful San Juan wells Pogo drilled during 2005.  The Wind River Basin Madden field in central Wyoming, in which Pogo owns approximately 14% interest, enjoyed 22 successful fourth quarter wells to the Lower Fort Union horizon, out of a total of 28 wells drilled.  In total, there were 67 Madden field wells drilled during 2005.  Also at Madden, the Frontier No. 1-4 well should reach its total objective depth of about 20,500 feet by about April, and the Madison Deep Big Horn No. 10-5 well, to be drilled to about 26,000 feet, should spud during the second quarter of this year.

In the onshore Gulf Coast area, the Goliad County, Texas, Fuller Newton No. 2 well, in which Pogo owns 35%, has spudded following the recent success of the No. 1 well which was flow-tested at a rate of about 5.5 mmcf/d.  More wells in that same area are planned for 2006.  Also in Goliad County, the Pogo No. 1 Breeden well, 100% owned, targeting the Middle Wilcox “J” and “Holt” sands at about 11,000 feet, found about 20 feet of net natural gas pay section in each of those horizons.  The “Holt” sand has tested at 2.1 mmcf/d.  Many more development wells will be budgeted for 2006 in response to the success of the Pogo No. 1 Breeden.

Pogo’s 50%-owned New Albany Shale play in southwestern Indiana is now producing from the first four of seven wells drilled to date, at a gross rate of about 1.5 mmcf/d.  The first of about 20 New Albany Shale exploration and development wells budgeted for 2006 will soon spud, the El Paso No. 1-14H Sander.  It will be a horizontal well with a vertical depth of only about 1,560 feet, but will have a measured depth of about 5,700 feet.  Pogo and its partners have over 225,000 acres presently under lease in Indiana.

OFFSHORE ACTIVITY INCREASES

Averaged across the full year, Pogo’s 2005 production was negatively impacted by hurricanes Katrina and Rita by approximately 40 mmcf/d and 10,000 barrels of oil per day (bopd).  As 2006 begins, only 4,000 net bopd and 20 mmcf/d of natural gas remain shut in as a lingering result of the 2005 hurricanes.  It is estimated that repair work taking several more months will be required in order to fully restore Pogo’s offshore production.  Meanwhile, some very good things are happening in the OCS.  The Eugene Island Block 280 A-2 well, 67% Pogo owned, has spudded and is on its way to a measured total depth of 12,600 feet.  Pogo’s 50% owned wells at Vioska Knoll Block 821, West Delta Block 146 and Main Pass Block 249 will spud later this year, as will a 33% owned delineation well, the Vioska Knoll Block 1003 No. 2, near Pogo’s earlier discovery on that same block.

39 CANADA PRODUCERS DRILLED IN 4TH QUARTER

Pogo’s wholly owned Canadian subsidiary, Northrock Resources, drilled some 43 gross wells in the fourth quarter, resulting in 39 producers.  Among the successes is the 80% owned Huxley 15-34-34-24W4 Devonian Nisku discovery in the Mikwan/Huxley area of Alberta.  It was flow tested at a rate of 750 bopd.  The 100% owned Mikwan/Huxley Lower Mannville 11-21-34-24W4 natural gas well has been successfully tested at a rate of about 5 mmcf/d.  In southeastern Saskatchewan, the 100% owned Minton 7-25-5-25W2M well explored the Red River formation and has begun producing 500 bopd.  Equipment is now being installed that will be expected to raise that rate to about 700 bopd.  More wells in each of these geographic areas are expected for 2006.

Pogo is initially budgeting for 184 gross wells to be drilled in Canada in 2006, including 33 exploration wells, setting the stage for possibly significant reserves and production growth in this important region.

COMMON STOCK REPURCHASED

The common stock repurchase program begun in January 2005, has reached a total of 7.3 million shares at a total cost of $360 million, an average price of just over $49 per share.  Further selective stock repurchases are anticipated.

QUARTERLY DIVIDEND INCREASED BY 20%

Pogo’s Board of Directors declared a common stock dividend of $0.075 (seven and one-half cents) per share of Pogo Producing Company common stock, to be paid on February 24, 2006, to shareholders of record on February 10, 2006.  Pogo’s Chairman, Mr. Van Wagenen, said, “This move represents a 20% increase in the typical quarterly dividend Pogo has been paying.  Although all future dividends are subject to the approval of Pogo’s Board, this increase in Pogo’s longstanding dividend policy demonstrates the company’s continuing commitment to its shareholders, as well as Pogo’s ability to achieve and sustain fundamental economic growth.”

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Natural gas
Price per Mcf	$9.99	$6.15	$7.62	$5.73
Production (sales), Mcf per day	265,060	241,304	250,161	244,300
Crude oil and condensate
Price per barrel	$52.68	$41.52	$49.85	$38.59
Production, barrels per day	31,434	20,821	25,734	29,530
Total liquids
Production, barrels per day	35,685	24,800	29,897	33,750

A summary of unaudited results follows, stated in thousands, except per share amounts

Revenues:
Oil and gas	$412,782	$228,363	$1,216,247	$973,083
Other	6,795	2,651	9,452	3,472
	$419,577	$231,014	$1,225,699	$976,555

Income from continuing operations	$114,679	$46,250	$290,069	$249,035
Income (loss) from discontinued operations, net of tax	(179)	(7,937)	460,634	12,719
Net Income	$114,500	$38,313	$750,703	$261,754

Earnings per share:
Basic-
Income from continuing operations	$1.98	$0.72	$4.80	$3.90
Income (loss) from discontinued operations, net of tax	—	(0.12)	7.63	0.20
Net Income	$1.98	$0.60	$12.43	$4.10

Diluted-
Income from continuing operations	$1.96	$0.72	$4.76	$3.87
Income (loss) from discontinued operations, net of tax	—	(0.13)	7.56	0.19
Net Income	$1.96	$0.59	$12.32	$4.06

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently. A reconciliation to net cash from operating activities is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net cash provided by operating activities from continuing operations	$206,597	$84,819	$700,801	$544,292
Net cash provided by operating activities from discontinued operations	—	81,047	144,736	194,423
Net cash provided by operating activities	206,597	165,866	845,537	738,715
Remove changes in operating assets & liabilities (a)	43,040	8,831	(34,647)	(8,312)
Add back exploration expenses (a)	4,409	4,490	26,607	23,063
Discretionary cash flow	$254,046	$179,187	$837,497	$753,466

Net cash used in investing activities (a)	$(191,684)	$(452,468)	$(1,390,255)	$(961,726)
Net cash provided by (used in) financing activities (a)	$(15,160)	$299,544	$516,298	$202,804

(a) Includes activities from both continuing and discontinued operations.

***

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 3,847,000 gross leasehold acres in major oil and gas provinces in North America and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst teleconference call on Tuesday, January 24, 2006 at 1:30 p.m. CST.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through April 25, 2006. Microsoft Media Player is required to access the webcast.  It can be downloaded from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx.